Exhibit 99.1

Pro-Fac Cooperative, Inc. 590 Willow Brook Office Park Fairport, New York 14450

CONTACT:	Kevin Murphy
(585) 218-4210

FOR IMMEDIATE RELEASE

PRO-FAC COOPERATIVE DECLARES DIVIDENDS AND TO ISSUE A NOTICE OF PARTIAL REDEMPTION TO HOLDERS OF ITS CLASS A CUMULATIVE PREFERRED STOCK

FAIRPORT, NEW YORK, September 24, 2008. Pro-Fac Cooperative, Inc. (Nasdaq - CM: PFACP) announced today that the Board of Directors of the Company has declared dividends of $.43 per share on its Class A cumulative preferred stock, which dividends are payable on October 31, 2008 to shareholders of record on October 15, 2008.

The Company also announced that record holders will receive a Notice of Partial Redemption relating to the redemption of 22% of its Class A cumulative preferred stock from shareholders of record on October 15, 2008 at a price of $25.00 per share. The redemption date is October 31, 2008. The Company has retained Computershare Trust Company as its paying agent for the redemption. Computershare has retained Georgeson Inc. as the information agent. Questions concerning the redemption should be directed to Georgeson from within the U.S., Canada, and Puerto Rico at (888) 605-8346 and from outside those areas at (212) 440-9800.

About Pro-Fac Cooperative, Inc.:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, “PFACP.” More information about Pro-Fac can be found on its web site at http://profaccoop.com/.

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events, including the payment of dividends. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in the New York Cooperative Corporations Law and government regulations. Other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors discussed in the Company's quarterly report on Form 10-Q for its fiscal quarter ended March 29, 2008 and filed with the Securities and Exchange Commission on May 9, 2008. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

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